Exhibit 10.4

LAM RESEARCH CORPORATION

2007 Stock Incentive Plan

Nonstatutory Stock Option Award Agreement

(International Participants)

Pursuant to the terms of the 2007 Stock Incentive Plan (the “Plan”) Lam Research Corporation, a Delaware corporation (the “Company”), hereby grants Options to the Optionee on the terms and conditions as set forth in this Nonstatutory Stock Option Award Agreement (including the attached Exhibit A) (the “Agreement”) and the Plan. Capitalized terms used but not defined in this Agreement shall have the meaning specified in the Plan. The Options are granted on the Grant Date. This Agreement is effective as of the Grant Date.

NOW, THEREFORE, it is hereby agreed as follows:

1. Award of Options. Subject to the terms and conditions of this Agreement and the Plan (the terms of which are incorporated herein by reference) and effective as of the Grant Date, the Company hereby grants to the Optionee a Number of Options to purchase Shares at the designated Exercise Price for each Share granted under these Options. The total Number of Options and the Exercise Price are set forth in Exhibit A.

2. Nature of the Options. These Options are intended by the Company and the Optionee to be nonstatutory stock options, and do not qualify for any special tax benefits to the Optionee. These Options are not Incentive Stock Options.

3. Vesting/Exercise of Options.

(a) Subject to the terms and conditions of this Agreement and provided that the Optionee continues to provide Service (as defined in Section 6 below) to the Company (or any Affiliate) through the applicable Vesting Date(s) as set forth in Exhibit A, these Options shall vest and become exercisable during their term as follows:

(i)	These Options will vest and become exercisable pursuant to the Vesting Date(s) set forth in Exhibit A.

(ii)	These Options may not be exercised for a fraction of a Share.

(iii)	In the event of Optionee’s death, disability or other termination of Service, the vesting and exercisability of the Shares is governed by Sections 3(d), 6, 7 and 8 below and, where applicable, Exhibit A. Notwithstanding anything to the contrary, if the Optionee has an Employment or Change in Control Agreement with the Company that provides for more favorable exercise periods under the circumstances set forth in Sections 3(d), 6, 7 and 8 below, such provisions shall apply.

2007 Stock Incentive Plan Option Award Agreement for International Optionees

(b) These Options are exercisable by delivery of an exercise notice or in such other form as permitted generally by the Company and designated by the Company (the “Exercise Notice”), which shall state the election to exercise the Options, the number of Options being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be completed by the Optionee and delivered to the Administrator of the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. These Options shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

(c) These Options may not be exercised after the Expiration Date as set forth in Exhibit A and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.

(d) In the event of a Change of Control of the Company, the Options are governed by Section 10 of the Plan (subject to the terms of any applicable Employment or Change in Control Agreement).

4. Method of Payment. Unless otherwise determined by the Administrator in accordance with Section 6 or otherwise of the Plan, payment of the exercise price shall be made by cash, cash equivalent, through a cashless exercise program, or pursuant to a net exercise program (which may be required by the Administrator).

5. Restrictions on Exercise. These Options may not be exercised if the issuance of Shares upon exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable federal or state securities or other law or regulation, or the requirement of any stock exchange on which the Company’s shares may be listed for trading at the time of issuance. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of any Company Shares hereby shall relieve the Company of any liability with respect to the non-issuance of the Company Shares as to which such approval shall not have been obtained. The Company, however, shall use its reasonable efforts to obtain all such approvals.

6. Termination of Service and Leave of Absence.

(a) For purposes of this Agreement, “Service” shall mean the performance of services for the Company (or any Affiliate) in the capacity of an Employee or Company Director and shall be considered terminated on the later of the last day the Optionee is on payroll or the last day of Service as a director for a Company Director.

(b) If Optionee’s Service terminates for any reason (whether voluntary or involuntary, with or without cause) other than as a result of disability or death, Optionee may, but only within the number of days as set forth in Exhibit A after the date such Service terminates and in no event beyond the Expiration Date, exercise these Options to the extent that the Options had vested and Optionee was entitled to exercise the Options at the date such Service terminated; provided that if such termination is not for cause and at the date of such termination the Optionee satisfies the definition of Retirement, as set forth in Exhibit A, the post termination

2007 Stock Incentive Plan Option Award Agreement for International Optionees

exercise period shall be extended for an additional period as set forth in Exhibit A and in no event beyond the Expiration Date (such extended period being called the “Retirement Extended Exercise Period”). Notwithstanding anything above to the contrary, if at any time during the Retirement Extended Exercise Period, the Optionee directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder (other than of a mutual fund owning an interest in a company that engages or assists any third party in engaging in any business competitive with the Company (or any Affiliate)), corporate officer, director or in any other capacity, engages or assists any third party in engaging in any business competitive with the Company (or any Affiliate); then all outstanding unvested Options shall immediately terminate and all outstanding vested unexercised Options shall immediately terminate. To the extent that certain Options had not vested or Optionee was not entitled to exercise these Options at the date such Service ceased, or if Optionee does not exercise these Options within the time specified herein, the Options shall be cancelled by the Company.

(c) Vesting of the Options will be suspended and vesting credit will no longer accrue as of the designated day of the leave of absence as set forth in Exhibit A, unless otherwise determined by the Administrator or required by contract or statute. If the Optionee returns to Service immediately after the end of an approved leave of absence, vesting credit shall continue to accrue from that date of continued Service.

7. Disability of Optionee. If the Optionee’s Service terminates as a result of a disability (as determined by the Administrator), a portion of the Options granted to the Optionee shall vest and be exercisable on the date the disability is incurred. To determine the applicable number of Options, the Number of Options (as set forth in Exhibit A) shall be multiplied by the greater of (x) 50% or (y) the percentage of full months worked from the Grant Date until the date the disability is incurred (the “Disability Vesting Date”) over the total number of full months from the Grant Date until the last Vesting Date (as set forth in Exhibit A). Any remaining unvested portion of the Options shall be cancelled. If Optionee’s Service terminates as a result of a disability (as determined by the Administrator), Optionee may, but only within the period as set forth in Exhibit A from the date of termination of Service, exercise the Options to the extent Optionee was entitled to exercise them at the date of such termination of Service and in no event beyond the Expiration Date. To the extent that the Shares had not vested or Optionee was not entitled to exercise the Options at the date of termination of Service, or if Optionee does not exercise these Options within the time specified herein, the Options shall be cancelled by the Company.

8. Death of Optionee. In the event of termination of the Optionee’s Service due to death, a portion of the Options granted to the Optionee shall vest on the date of death. To determine the applicable number of Options, the Number of Options (as set forth in Exhibit A) shall be multiplied by the greater of (x) 50% or (y) the percentage of full months worked from the Grant Date until the date of death (the “Death Vesting Date”, and collectively, with the Vesting Date(s) set forth in Exhibit A, and the “Disability Vesting Date”, the “Vesting Date”) over the total number of full months from the Grant Date until the last Vesting Date (as set forth in Exhibit A). Any remaining portion of the Options that had not vested or that the Optionee was not entitled to exercise at the date of termination of Service shall be cancelled. In the event of termination of the Optionee’s Service due to death, the Options may be exercised at any time within the period as set forth in Exhibit A following the date of death by the personal

2007 Stock Incentive Plan Option Award Agreement for International Optionees

representative of the Optionee’s estate or by a person to whom the Options were transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution, but only to the extent the Options had vested and were exercisable as of the date of Optionee’s death and in no event beyond the Expiration Date.

9. Restriction on Transferability. Prior to exercise and delivery of the Shares, neither the Options, nor the Shares or any beneficial interest therein, may be sold, transferred, pledged, assigned, or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the above, distribution can be made pursuant to will, the laws of descent and distribution, and if provided by the Administrator, intra-family transfer instruments, or to an inter vivos trust, or as otherwise provided by the Administrator. The terms of this Agreement shall be binding upon the executives, administrators, heirs, successors and assigns of the Optionee.

10. Tax Requirements. Regardless of any action the Company or the Optionee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Optionee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, but not limited to, the grant, vesting, exercise/settlement of the Options, the issuance of Shares upon settlement of the Options, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result.

Prior to any relevant taxable or tax withholding event, the Optionee will pay or make adequate arrangements satisfactory to the Company (in the Company’s sole discretion) to satisfy all withholding obligations. In this regard, in those cases where no such prior arrangement has been made (or where the amount of money provided is insufficient to satisfy the applicable obligations) the Optionee authorizes the Company and/or the Employer, in their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Optionee’s wages or other cash compensation paid to the Optionee; (ii) withholding from proceeds of the sale of Shares acquired upon exercise of the Options through a sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization); or (iii) withholding in Shares to be issued upon exercise of the Options.

If the Optionee’s obligation is satisfied as described in (ii) of this Section, the Company will endeavor to only sell only the number of Shares required to satisfy the Optionee’s obligations for Tax-Related Items; however the Optionee agrees that the Company may sell more Shares than necessary to cover the Tax-Related Item, and that in such event, the Company will reimburse the Optionee for the excess amount withheld, in cash and without interest. If the Optionee’s obligations are satisfied as described in (iii) of this Section, the Company shall withhold a number of Shares otherwise deliverable at exercise having a Fair Market Value

2007 Stock Incentive Plan Option Award Agreement for International Optionees

sufficient to satisfy the statutory minimum (or such higher amount as is acceptable without adverse accounting consequences) of the Optionee’s estimated tax obligations. The Optionee is deemed to have been issued the full number of Shares subject to the exercise, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Optionee’s participation in the Plan.

The Optionee shall pay to the Employer any amount of Tax-Related Items that the Employer may be required to withhold as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items.

Further, in consideration of the grant of the Options, no claim or entitlement to compensation or damages arises if, in satisfying the Optionee’s (and/or the Employer’s) obligation for Tax-Related Items, the Company and/or the Employer withholds an amount in excess of the amount legally required to be withheld, the Optionee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Optionee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim or damages.

11. No Employment Rights. The award of the Options pursuant to this Agreement shall not give the Optionee any right to continued service with the Company or an Affiliate and shall not interfere with the ability of the Employee to terminate the Optionee’s Service with the Company at any time with or without cause.

12. Severability. The provisions of this Agreement are severable and if all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13. Rights as Stockholder. The Optionee shall not have voting, dividend or any other rights as a stockholder of the Company with respect to the Options. Upon exercise of the Optionee’s Options into Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), the Optionee will obtain full voting, dividend and other rights as a stockholder of the Company.

14. Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator shall be final and binding upon the Optionee, the Company, and all other interested persons. No Administrator shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

2007 Stock Incentive Plan Option Award Agreement for International Optionees

15. Effect on Other Employee Benefit Plans. The value of the Options granted pursuant to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Optionees’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

16. Nature of the Grant. In accepting the Options, the Optionee acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b) the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future awards of options, or benefits in lieu of options even if options have been awarded repeatedly in the past;

(c) all decisions with respect to future grants of options, if any, will be at the sole discretion of the Company;

(d) the Optionee’s participation in the Plan is voluntary;

(e) the Options do not constitute compensation of any kind for services rendered to the Company or to the Employer, and the Options are outside the scope of the Optionee’s employment contract, if any;

(f) the Options are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any overtime, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(g) in the event that the Optionee is not an Employee, the grant of the Options will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant of the Options will not be interpreted to form an employment contract with the Employer or any Affiliate;

(h) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(i) if the Optionee receives Shares upon exercise of the Options, the value of such Shares may increase or decrease in value;

(j) in consideration of the grant of the Options, no claim or entitlement to compensation or damages arises from termination of the Options or diminution in value of the Options or Shares received upon vesting of the Options resulting from termination of the Optionee’s Service to the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Optionee irrevocably releases the Company and the

2007 Stock Incentive Plan Option Award Agreement for International Optionees

Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Optionee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

17. Data Privacy Notice and Consent. The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

The Optionee understands that the Company and the Employer may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

The Optionee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Optionee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that the Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon exercise of the Options may be deposited. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Optionee understands, however, that refusal or withdrawal of consent may affect his or her ability to participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.

18. Amendment of Agreement. This Agreement may be amended only by a writing which specifically states that it amends this Agreement. Notwithstanding the foregoing, this Agreement may be amended unilaterally by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Optionee, and provided that no such amendment adversely affects the rights of the Optionee. Limiting the foregoing, the Committee reserves the right to change, by written notice to the Optionee, the provisions of the Options or this Agreement in any way it may deem necessary or

2007 Stock Incentive Plan Option Award Agreement for International Optionees

advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, or, to the extent permissible under the Plan (including, but not limited to, Sections 10 and 14 of the Plan).

19. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Stock Administrator. Any notice to be given to the Optionee shall be addressed to the Optionee at the address listed in the Employer’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

20. Construction. The Options are being issued pursuant to the Plan and are subject to the terms of the Plan. A copy of the Plan is available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Agreement violates or is inconsistent with a provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

21. Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the Company and the Optionee with respect to the subject matter hereof and, unless indicated otherwise herein, supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof.

22. Language. If the Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

23. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Options granted under the Plan and participation in the Plan or future options that may be granted under the Plan by electronic means or to request the Optionee’s consent to participate in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

24. Miscellaneous.

(a) The Company has established the Plan voluntarily, it is discretionary in nature and the Board may terminate, amend, or modify the Plan at any time; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Optionee’s rights under this Agreement, without the Optionee’s written approval unless such termination, amendment, or modification of the Plan is necessary in order to comply with any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision or as otherwise permissible under the Plan (including, but not limited to, Sections 10 and 14 of the Plan).

(b) All obligations of the Company under the Plan and this Agreement in a Change of Control shall be governed by the Plan, other than as set forth in Section 3(a)(iii) above.

2007 Stock Incentive Plan Option Award Agreement for International Optionees

(c) To the extent not preempted by United States federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its principles of conflict of laws.

25. Country Specific Terms. Appendix A contains additional terms and conditions of the Agreement applicable to Participants residing in those countries. In addition, Appendix A also contains information and notices of exchange control and certain other issues of which the Participant should be aware.

26. Acceptance of Terms and Conditions. By accepting the terms and conditions applicable to the Options, the Optionee agrees to abide by all of the governing terms and provisions of the Plan and this Agreement. Additionally, the Optionee acknowledges having read and understood the terms and conditions of the Plan and this Agreement and has had an opportunity to obtain the advice of counsel prior to accepting this Agreement. The Optionee must accept his or her agreement to abide by the terms and conditions of the Plan and Agreement by executing this Agreement electronically or, if otherwise instructed by the Company, by printing and signing a paper copy of this Agreement and returning it to the appropriate Company representative. In addition, the exercise of these Options shall be considered an additional acknowledgment of the terms and conditions contained in the Plan and Agreement.

*    *    *    *    *

OPTIONEE SIGNATURE

PRINTED NAME

DATE

2007 Stock Incentive Plan Option Award Agreement for International Optionees

APPENDIX A

TERMS AND CONDITIONS

This Appendix A, which is part of the Agreement, contains additional terms and conditions of the Agreement that will apply to the Participant if he or she resides in one of the countries listed below. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and/or the Agreement.

NOTIFICATIONS

This Appendix A also includes information regarding exchange control and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of November 2013. Such laws are often complex and change frequently. The Company therefore strongly recommends that the Participant not rely on the information as the only source of information relating to the consequences of his or her participation in the Plan because such information may be outdated when the Participant exercises the Options and/or sells any Shares acquired pursuant to the Options.

AUSTRIA

Exchange Control Information. If the Participant holds Shares acquired under the Plan outside of Austria, the Participant must submit a report to the Austrian National Bank. An exemption applies if the value of the Shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed; whereas, if the latter threshold is exceeded, annual reports must be provided. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.

When the Participant sells Shares acquired under the Plan, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad exceeds €3,000,000 the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.

BELGIUM

Tax Reporting Information. You are required to report any bank accounts opened and maintained outside Belgium on your annual tax return.

2007 Stock Incentive Plan Option Award Agreement for International Optionees

CHINA (PRC)

Exchange Control Restrictions. The Participant agrees to comply with any requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China. These requirements may include, but are not limited to, immediate repatriation to China of the sale proceeds, an immediate sale of the Shares at exercise, and/or repatriation of the cash proceeds through a special exchange control account.

FRANCE

Exchange Control Information. If the Participant imports or exports cash (e.g., sales proceeds received under the Plan) with a value equal to or exceeding €7,600 and does not use a financial institution to do so, he or she must submit a report to the customs and excise authorities. If the Participant maintains a foreign bank account, he or she is required to report such account to the French tax authorities when filing his or her annual tax return.

GERMANY

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Participant uses a German bank to transfer a cross-border payment in excess of €12,500 under the Plan, the bank will make the report for the Participant.

IRELAND

Director Notification Requirement. If the Participant is a director, shadow director or secretary of an Irish Subsidiary or Related Entity of the Company, pursuant to Section 53 of the Irish Company Act 1990, he or she must notify the Irish Subsidiary or Related Entity of the Company in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., Options, Shares, etc.), or within five (5) business days of becoming aware of the event giving rise to the notification requirement, or within five (5) days of becoming a director, shadow director or secretary if such an interest exists at that time. This notification requirement also applies with respect to the interests of a spouse or minor child, whose interests will be attributed to the director, shadow director or secretary.

ISRAEL

No additional provisions apply.

ITALY

Plan Document Acknowledgment. By accepting the terms and conditions of the Options, the Participant acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Appendix A, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.

2007 Stock Incentive Plan Option Award Agreement for International Optionees

Data Privacy. In addition to the data privacy provision that is set forth in the Agreement, the Participant also consents to the following additional data privacy-related terms:

I am aware that providing the Company and my Employer with Data is necessary for participation in the Plan and that my refusal to provide such Data may affect my ability to participate in the Plan. The Controller of personal data processing is the Company with registered offices at 4650 Cushing Parkway, Fremont, California, 94538, United States and, pursuant to D.lgs 196/2003, its representatives in Italy are Lam Research S.r.l., with registered offices in Centro Direzionale Colleoni, Palazzo Sirio 3-Ing, 20041 Agrate Brianza-MI, Italy.

I understand that I may at any time exercise the rights acknowledged by Section 7 of Legislative Decree June 30, 2003 n.196, including, but not limited to, the right to access, delete, update, request the rectification of my Data and cease, for legitimate reasons, the data processing. Furthermore, I am aware that my Data will not be used for direct marketing purposes.

Exchange Control Information. Participant is responsible for all reporting requirements regarding (i) any transfers of cash or shares to or from Italy and (ii) any foreign investments or investments (including proceeds from the sale of Shares) held outside of Italy.

JAPAN

Exchange Control Information. If the Participant acquired Shares valued at more than ¥100,000,000 in a single transaction, the Participant must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of Shares. In addition, if Participant pays more than ¥30,000,000 in a single transaction for the purchase of Shares at exercise, Participant must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan. A Payment Report is required independently of a Securities Acquisition Report. Therefore, if the total amount that Participant pays in a one-time transaction to exercise your Options and purchase Shares exceeds ¥100,000,000, Participant must file both a Securities Acquisition Report and a Payment Report.

KOREA

Exchange Control Information. If the Participant receives US$500,000 or more from the sale of Shares, Korean exchange control laws require the Participant to repatriate the proceeds to Korea within 18 months of the sale.

To remit funds out of South Korea to exercise the Options, Participant must obtain a confirmation of the remittance by a foreign exchange bank in South Korea. This is an automatic procedure (i.e., the bank does not need to approve the remittance) and the process should not take more than a single day. Participant likely will need to present to the bank processing the transfer supporting documentation evidencing the nature of the remittance.

MALAYSIA

Director Notification Requirement. If the Participant is a Director of the local Subsidiary, he or she must notify the local Subsidiary of the grant and also provide notice of any change in his or her interest in the Options (e.g. exercise or the sale of Shares).

Exchange Control Information. Because exchange control regulations change frequently and without notice, you should consult your legal advisor before selling shares to ensure compliance

2007 Stock Incentive Plan Option Award Agreement for International Optionees

with current regulations. It is Participant’s responsibility to comply with exchange control laws in Malaysia, and neither the Company nor your employer will be liable for any fines or penalties resulting from a failure to comply with applicable laws. For purposes of compiling balance of payment statistics on the inflow and outflow of funds from Malaysia, the Bank Negara Malaysia must be notified of any remittance of funds between residents and non-residents of an amount equal to RM200,001 or greater from Malaysia.

NETHERLANDS

Insider-Trading Notification. The Participant should be aware of the Dutch insider-trading rules, which may impact the sale of Shares acquired at exercise of the Options. In particular, the Participant may be prohibited from effectuating certain transactions involving Shares if the Participant has inside information about the Company. If the Participant is uncertain whether the insider-trading rules apply to him or her, the Participant should consult his or her personal legal advisor. By accepting the Agreement and participating in the Plan, the Participant acknowledges having read and understood this notification and acknowledges that it is the Participant’s responsibility to comply with the following Dutch insider-trading rules.

SINGAPORE

Director Notification Obligation. If the Participant is a director, associate director or shadow director of a Singaporean Subsidiary or Related Entity of the company, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Subsidiary or Related Entity of the Company in writing when the Participant receives an interest (e.g., Options or Shares) in the Company or any Subsidiary or Related Entity of the Company. In addition, the Participant must notify the Singaporean Subsidiary or Related Entity of the Company when the Participant sells Shares or shares of any Subsidiary or Related Entity of the Company (including when the Participant sells Shares acquired at exercise of the Options). These notifications must be made within two (2) days of acquiring or disposing of any interest in the Company or any Subsidiary or Related Entity of the Company. In addition, a notification of the Participant’s interests in the Company or any Subsidiary or Related Entity of the Company must be made within two (2) days of becoming a director.

Tax Information. The Participant may be eligible for certain tax favored schemes applicable to the Options. The participant should consult with his or her tax advisor to determine if these tax favorable schemes apply to his or her situation.

SLOVAKIA

Exchange Control Information. It is the Participant’s obligation to comply with exchange control requirements in the Slovakia Republic, including any notification requirements applicable to opening or maintaining any foreign bank or brokerage accounts.

2007 Stock Incentive Plan Option Award Agreement for International Optionees

SLOVENIA

No additional provisions apply.

SWITZERLAND

Securities Law Information. The offer of the Option is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland.

TAIWAN

Exchange Control Information. The Participant may acquire and remit foreign currency (including funds for the purchase of Shares and proceeds from the sale of Shares) up to US$5,000,000 per year without prior approval.

If the transaction amount is TWD500,000 or more in a single transaction, the Participant must submit a Foreign Exchange Transaction Form. If the transaction amount is US$500,000 or more in a single transaction, the Participant must also provide supporting documentation to the satisfaction of the remitting bank.

UNITED KINGDOM

No additional provisions apply.

LAM RESEARCH CORPORATION

2007 Stock Incentive Plan

Nonstatutory Stock Option Award Agreement

EXHIBIT A

Optionee (Name & Employee Number):

Grant Date:

Number of Options:

Exercise Price:

Vesting Date(s):	[Insert Number] Options on [Insert Date] [Insert Number] Options on [Insert Date] [Insert Number] Options on [Insert Date]

Expiration Date: 7 years from the Grant Date

Leave of Absence: 31st day (or 91st day if reemployment guaranteed by statute or contract)

Termination of Service Provisions:

Any Reason (except death, disability and Retirement): 90 days

Death: 12 months

Disability: 12 months

Retirement Extended Exercise Period: 90 days plus an additional 21 months

Retirement: At least 55 years old and has completed at least 5 years of Service